UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2015

VERSAR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-9309	54-0852979
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6850 Versar Center Springfield, Virginia 22151
(Address of principal executive offices)
(Zip Code)

(703) 750-3000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

(e)      Material Compensatory Plan, Contract or Arrangement.

The Compensation Committee (the “Committee”) of the Board of Directors of Versar, Inc. (the “Company”) recently conducted an executive compensation analysis and assessment. The Committee engaged an independent compensation consultant, Steve Parker, to help formulate a compensation policy and strategy, and to provide advice on overall best practices. Mr. Parker provided the Committee with, among other things, a compensation survey of the salaries of executive officers operating in similar industries with the Company. Based on the executive compensation analysis and survey, Mr. Parker found that the salaries of the Company’s Chief Executive Officer and Chief Operating Officer were below industry standard.

On May 4, 2015, after giving consideration to the executive compensation analysis and compensation survey, the Committee approved (i) a base salary increase for Anthony L. Otten, the Company’s Chief Executive Officer, from $325,000 to $375,000; and (ii) a base salary increase for Jeffrey A. Wagonhurst, the Company’s President and Chief Operating Officer, from $260,000 to $270,000, to align their respective salaries within the middle range of those executive officers occupying the same position within the same industry.

Each of the salary increases were made effective as of May 4, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 8, 2015	VERSAR, INC.

	By:	/s/James D. Villa
James D. Villa
Senior Vice President and General Counsel